EXHIBIT 99.8

September 16, 2004

Board of Directors
National-Oilwell, Inc.
10000 Richmond Ave.
Houston, TX 77042-4200

Re:     Registration Statement on Form S-4 of National-Oilwell, Inc. filed September 16, 2004

Gentlemen:

Reference is made to our opinion letter, dated August 11, 2004, with respect to the fairness from a financial point of view to National-Oilwell, Inc. (the “Company”) of the exchange ratio of 0.8363 shares of common stock, par value $0.01 per share, of the Company to be issued in exchange for each share of common stock, par value $0.01 per share, of Varco International, Inc. (“Varco”) pursuant to the Agreement and Plan of Merger, dated as of August 11, 2004, between the Company and Varco.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinions of Financial Advisors”, “The Merger – Background of the Merger”, “The Merger – Recommendation of the Board of Directors of National Oilwell and Reasons for the Merger” and “The Merger — Opinions of Financial Advisors — Opinion of Goldman, Sachs & Co. – Financial Advisor to National Oilwell” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.